Exhibit 99.1

Blue Valley Ban Corp.		NEWS RELEASE
11935 Riley
Overland Park, Kansas 66225-6128	Contact:	Mark A. Fortino
Chief Financial Officer
(913) 338-1000
For Immediate Release Tuesday, August 9, 2011
Blue Valley Ban Corp. Reports Second Quarter 2011 Results
Overland Park, Kansas, August 9, 2011 — Blue Valley Ban Corp. (OTCBB: BVBC) (the “Company”) today announced a net loss for the three months ended June 30, 2011 of $2.1 million, compared to net loss of $1.2 million for the three months ended June 30, 2010. The fully-diluted loss per share was $0.86 for the three months ended June 30, 2011, compared to fully-diluted loss per share of $0.54 in the same period of 2010. Net loss for the six months ended June 30, 2011 was $2.6 million, or fully-diluted loss per share of $1.11, compared to a net loss of $2.1 million or fully-diluted loss per share of $0.95 for the same period of 2010.
The Company continues to show improvement in many areas of operation. We experienced improvement in asset quality with a reduction in non-performing loans by $18.2 million, or 60.1%, since December 31, 2010 and $27.3 million, or 69.2%, since June 30, 2010. In addition, our net interest margin has continued to expand. The Company’s subsidiary, Bank of Blue Valley, continues to maintain $19.0 million, or 34.6%, of capital in excess of the regulatory requirement for a well capitalized institution, as well as maintain a strong liquidity position. “Improvement in asset quality while maintaining a solid capital base and strong liquidity is a testament to the strength of our institution. We continue to develop new customer relationships and are looking for good lending opportunities and expansion of our Wealth Management Services,” said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.
Operating Results
During the second quarter of 2011, net interest income increased 10.9% to $4.2 million compared to $3.8 million for the same period in the prior year, primarily due to a decline in the interest expense. Interest expense decreased $1.5 million, or 38.4%, from the same period in 2010 as a result of a decrease in rates paid on deposits. As market rates have declined, the rates on deposits have also declined. During 2010, the Company had funds from several time deposit promotions mature, and as those higher rate time deposits matured they were renewed at lower market rates. This increase in net interest income was partially offset by the decline in interest income by $1.1 million, or 14.1%, as compared to the same period in 2010. The lower interest income was primarily a result of a decline in the average outstanding loan balances by $56.0 million, or 10.7%, for the three month period ended June 30, 2011, as compared to the prior year period, as a result of loan payoffs, lower loan origination volume due to the current economic environment, and loan foreclosures.
The provision for loan losses for the three month period ended June 30, 2011 was $2.0 million, compared to $1.2 million for the same period in the prior year. The provision for this period was primarily the result of a decline in appraised value on one commercial real estate property and an increase in general reserves for commercial real estate loans. While the Company recorded an increase in the provision for the loan losses for the quarter for commercial real estate loans, the Company has experienced improvement within the loan portfolio with a reduction in non-performing loans by $18.2 million, or 60.1%, since December 31, 2010 and $27.3 million, or 69.2%, since June 30, 2010, as management continues to work on improving the credit quality of the loan portfolio.
Non-interest income decreased $281,000, or 16.3%, for the three month period ended June 30, 2011, as compared to the same period in 2010. The decrease primarily the result of lower loans held for sale fee income during the second quarter of 2011 of $379,000, or 57.2%, as compared with the second quarter of 2010. The decrease in loans held for sale fee income was a result of a decline in residential mortgage loan origination and refinancing volume as a result of the mortgage rate environment as compared to the prior year period. There were no realized gains on the sale of available-for-sale securities in 2011 compared to $95,000 in the same period in 2010. These decreases were partially offset by increases in service fees of $43,000, or 5.4%, and other income of $150,000, or 87.2%.
Non-interest expense declined $344,000, or 5.5%, for the three month period ended June 30, 2011, as compared to the same period in the prior year. The decrease in non-interest expense was attributed to lower salaries and employee benefits of $144,000, or 5.0%. Salaries and employee benefits have decreased as a result of lower commissions paid due to the decline in the volume of mortgage loan originations and refinancing for the three months ended June 30, 2011, as compared to the same period in the prior year. Other operating expenses have declined $150,000, or 5.6% for the three month period ended June 30, 2011, as compared to the same period in the prior year, as a result of a decline in Federal Deposit Insurance Corporation (“FDIC”) deposit insurance assessment as a result of a decrease in the Company’s assessment base, and a decrease in other real estate owned expenses. In addition, net occupancy expense decreased by $50,000, or 7.5%, compared to the same period in 2010.
For the six month period ended June 30, 2011, net interest income increased 11.9% to $8.3 million compared to $7.4 million for the same period in 2010, due to a decline in interest expense, which decreased $3.0 million, or 37.5%, from the same period in 2010 as a result of a decrease in rates paid on deposits. As market rates have declined, the rates on deposits have also declined. In 2010 the Company had funds from various time deposit promotions mature, and as those higher rate time deposits matured they were renewed at lower market rates. The increase in net interest income was partially offset by the decline in interest income by $2.1 million, or 13.6%, as compared to the same period in 2010. The lower interest income was primarily a result of a decline in the average outstanding loan balances by $56.9 million, or 10.7%, for the six month period ended June 30, 2011, as compared to the prior year period, as a result of loan payoffs, lower loan origination volume due to the current economic environment, and loan foreclosures. Interest income has also declined as a result of a decline in the average balance of available-for-sale securities by $23.8 million. Available-for-sale securities were sold during 2010 to reduce the long-term maturity risk within the portfolio.
The provision for loan losses for the six months ended June 30, 2011 was $2.0 million compared to $1.5 million in the same period in 2010, an increase of $550,000, or 37.9%. The provision was deemed necessary based on the decline in collateral value on one commercial real estate property as of June 30, 2011 and an increase in the general reserves for commercial real estate loans. While the Company recorded an increase in the provision for the loan losses for the quarter for commercial real estate loans, the Company has experienced a reduction in non-performing loans as management continues to work on improving credit quality of the loan portfolio.
Non-interest income declined by $450,000, or 13.6%, for the six month period ended June 30, 2011. This was the result of a decrease in loans held for sale fee income of $546,000, or 39.5%, due to a decline in residential mortgage loan origination and refinancing volume as a result of the mortgage rate environment as compared to the prior year period. There were no realized gains on the sale of available-for-sale securities in 2011 compared to $95,000 in 2010. These decreases were partially offset by increases in service fees of $29,000, or 1.9%, and other income of $162,000, or 56.5%. Other income has increased primarily due to the increased gains realized on the sale of other real estate owned as compared to the same period in the prior year.
Non-interest expense decreased $509,000, or 4.1%, for the six month period ended June 30, 2011, as compared to the same period in 2010. The decrease was attributed to a decline in salaries and employee benefits by $296,000, or 5.1%, as a result of lower commissions paid during the period on mortgage loans originated and sold in the secondary market as a result of decreased origination volume. In addition, occupancy expense decreased $119,000, or 8.5%, as a result of lower repairs and maintenance expense and lower depreciation as a result of fewer fixed asset purchases and improvements. Other operating expenses declined $94,000, or 1.8%, as compared to the same period in 2010. Other operating expenses declined due to a decrease in FDIC deposit insurance assessment as a result of a decline in the Company’s assessment base, as well as a decrease in repossessed asset, other real estate owned and data processing expenses.
Total assets, loans and deposits at June 30, 2011 were $691.6 million, $457.5 million and $512.1 million, respectively, compared to $818.3 million, $516.9 million and $632.5 million one year earlier, respectively, decreases of 15.5%, 11.5% and 19.0% for assets, loans and deposits, respectively. As of June 30, 2011, the Company’s subsidiary, Bank of Blue Valley, maintained capital levels in excess of regulatory requirements for a well capitalized institution.

About Blue Valley Ban Corp.
Blue Valley Ban Corp. is a bank holding company that, through its subsidiaries, provides banking services to closely-held businesses, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages locally and nationwide through its InternetMortgage.com website.
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” or the negative of these terms or other comparable terminology. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; inability to maintain or increase deposit base and secure adequate funding; a continued deterioration of general economic conditions or the demand for housing in the Company’s market areas; deterioration in the demand for mortgage financing; legislative or regulatory changes; regulatory action; continued adverse developments in the Company’s loan or investment portfolio; any inability to obtain funding on favorable terms; the Company’s non-payment on TARP funds or Trust Preferred Securities; the loss of key personnel; significant increases in competition; potential unfavorable actions from rating agencies; potential unfavorable results of litigation to which the Company may become a party, and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time, and it is not possible for us to predict all risk factors. Nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

BLUE VALLEY BAN CORP.
SECOND QUARTER 2011
FINANCIAL RESULTS
(In thousands, except per share data)
(unaudited)

	2011	2010
Three Months Ended June 30
Net interest income	$4,221	$3,808
Provision for loan losses	2,000	1,200
Non-interest income	1,445	1,726
Non-interest expense	5,882	6,226
Net loss	(2,147)	(1,212)
Net loss available to common shareholder	(2,419)	(1,484)
Net loss per share — Basic	(0.86)	(0.54)
Net loss per share — Diluted	(0.86)	(0.54)
Return on average assets	(1.40)%	(0.59)%
Return on average equity	(28.29)%	(15.90)%

Six Months Ended June 30
Net interest income	$8,332	$7,449
Provision for loan losses	2,000	1,450
Non-interest income	2,849	3,299
Non-interest expense	12,070	12,579
Net loss	(2,576)	(2,085)
Net loss available to common shareholder	(3,120)	(2,629)
Net loss per share — Basic	(1.11)	(0.95)
Net loss per share — Diluted	(1.11)	(0.95)
Return on average assets	(0.75)%	(0.51)%
Return on average equity	(18.17)%	(13.95)%

At June 30
Assets	$691,580	$818,275
Loans	457,474	516,928
Deposits	512,065	632,458
Stockholders’ Equity	54,310	58,786